As filed with the Securities and Exchange Commission on November 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

McCORMICK & COMPANY, INCORPORATED

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-0408290 (I.R.S. Employer Identification No.)

18 Loveton Circle Sparks, Maryland (Address of Principal Executive Offices)	21152 (Zip Code)

2005 Deferred Compensation Plan

(Full title of plan)

Robert W. Skelton

Senior Vice President, General Counsel & Secretary

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21152

(410) 771-7301

(Name, address and telephone of agent for service)

Copies to:

Alan L. Dye

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	43,000 shares(1)	$29.08(2)	$1,250,440	$49.14
Deferred Compensation Obligations(3)	$11,000,000	100%	$11,000,000	$432.30
Total			$12,250,440	$481.44

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional shares of the Common Stock that may become issuable under the plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 21, 2008, in accordance with Rule 457(c) of the Securities Act.
(3)	The Deferred Compensation Obligations are unsecured obligations of McCormick & Company, Incorporated to pay deferred compensation in the future in accordance with the terms of the 2005 Deferred Compensation Plan.

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents or designated portions thereof are incorporated herein by reference in this registration statement:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007;

(b) The registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended February 29, 2008, May 31, 2008 and August 31, 2008;

(c) The registrant’s Current Reports on Form 8-K filed on December 10, 2007, February 22, 2008, April 8, 2008, June 26, 2008, July 30, 2008, August 1, 2008, September 2, 2008, September 4, 2008, October 30, 2008 and November 25, 2008; and

(d) The registrant’s registration on Form 8-A filed with the Commission on August 30, 2001, which describes the Common Stock.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

(a) Common Stock.

Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

(b) Deferred Compensation Obligations

Under the McCormick & Company, Incorporated 2005 Deferred Compensation Plan (the “Plan”), participants may defer a portion of their eligible compensation. Specifically, participants may defer up to 80% of their annual base salary and bonus (or, in the case of directors, up to 100% of their annual director fees). The registrant may also make discretionary contributions to participant accounts under the Plan, as determined by the registrant in its sole discretion.

Amounts deferred by a participant under the Plan will be credited to a deferral contribution account which account will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if set aside in a “rabbi” trust, represents an unfunded, unsecured promise by the registrant to pay such amounts in the future. Amounts contributed by the registrant under the Plan, if any, will be credited to a discretionary contribution account in the name of the participant which account will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if set aside in a “rabbi” trust, will represent an unfunded, unsecured promise to pay such amounts in the future. Participant accounts do not represent ownership, or any ownership interest in, any particular assets; however, the value of a participant’s account(s) will be adjusted in accordance with the hypothetical investment(s) chosen by the participant, as described below.

Participants may elect from a list of hypothetical investments, including a hypothetical investment in the registrant’s Common Stock, among which the deferral contributions and discretionary contributions may be allocated. Participants may change their investment allocations (other than Common Stock, as discussed below) at any time, subject to reasonable administrative restrictions. With respect to the registrant’s Common Stock hypothetical investment, prior to March 1, 2009, once a participant allocates a specified portion of his or her accounts to the Common Stock hypothetical investment, such amounts may not be subsequently decreased (i.e., taken out of the Common Stock fund). After February 28, 2009, participants are permitted to increase or decrease allocations to the Common Stock hypothetical investment to the same extent as permitted under the registrant’s 401(k) retirement plan. It is possible, although not expected, that the effective date of this change could be on a date in 2009 other than March 1.

Participants will at all times be 100% vested in all deferral contributions. The registrant will determine the vesting conditions, if any, with respect to discretionary contributions.

Unless otherwise specified by a participant, the registrant’s obligations under the Plan (the “Deferred Compensation Obligations”) will generally be payable in a lump sum six months after the participant has a separation from service with the registrant (as defined in Section 409A of the Internal Revenue Code (“Section 409A”)). Participants may elect to receive their account balance(s) upon a separation from service, disability or upon an interim distribution date, and may elect to receive the payment in a lump sum or in annual installments over a 5, 10, 15 or 20-year period. Any portion of a participant’s account balance(s) not paid as of a change in control (as defined in the Plan) will be paid in a lump sum upon a change in control. Upon death, a participant’s account balance(s) will be paid to the participant’s designated beneficiary. Participants are also able to make early withdrawals in the event of a financial emergency, to the extent permitted by Section 409A.

The Deferred Compensation Obligations are unsecured general obligations of the registrant to pay in the future the value of the account balance(s), as adjusted to reflect the hypothetical gains and losses resulting from the hypothetical investment(s). The Deferred Compensation Obligations will rank without preference with other unsecured indebtedness of the registrant from time to time outstanding and are subject to the risks of the registrant’s insolvency.

The Deferred Compensation Obligations will be paid in cash; provided, however, that if a participant has elected to allocate all or a portion of his or her deferral contributions or discretionary contributions (if any) to the registrant’s Common Stock hypothetical investment at the time distributions are made, such obligations will be paid in the registrant’s Common Stock. The Deferred Compensation Obligations are nonassignable.

The registrant may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their account(s) prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the registrant’s by-laws and the Maryland General Corporation Law, the directors and officers of the registrant may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”), to which they are made a party by reason of their position as a director or officer of the registrant. In the case of conduct in their official capacity with the registrant, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.

If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings regardless of whether the foregoing standards are met. In addition, a court of appropriate jurisdiction may order indemnification if it determines that the director or officer has met the foregoing standards, or if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Any indemnification required or permitted by the registrant’s by-laws and the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the registrant, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the registrant.

Under the registrant’s charter, the monetary liability of directors and officers to the registrant or its stockholders is eliminated except for, and to the extent of, actual receipt of any improper benefit in money, property or services, or in respect of an adjudication based upon a finding of active and deliberate dishonesty material to the cause of action adjudicated.

The registrant also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer of the registrant. This insurance may afford protection for liabilities not subject to indemnification under the registrant’s by-laws and the Maryland General Corporation Law.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See the Exhibit Index.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, and the State of Maryland, on the 25th day of November, 2008.

MCCORMICK & COMPANY, INCORPORATED

By:	/s/ Alan D. Wilson
Alan D. Wilson President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ Alan D. Wilson Alan D. Wilson	President, Chief Executive Officer and Director	November 25, 2008

Principal Financial Officer:

/s/ Gordon M. Stetz, Jr. Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer	November 25, 2008

Principal Accounting Officer:

/s/ Kenneth A. Kelly, Jr. Kenneth A. Kelly, Jr.	Senior Vice President & Controller	November 25, 2008

A majority of the Board of Directors:

John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Robert J. Lawless, Michael D. Mangan, Joseph W. McGrath, Margaret M.V. Preston, George A. Roche, William E. Stevens and Alan D. Wilson.

By:	/s/ W. Geoffrey Carpenter	November 25, 2008
W. Geoffrey Carpenter Attorney-in-Fact

Exhibit Index

Exhibit Number	Description

4.1	2005 Deferred Compensation Plan.

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney.